As filed with the Securities and Exchange Commission on July 30, 2019
Registration No. 333-221229
Registration No. 333-214395
Registration No. 333-173807

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-221229
FORM S-8 REGISTRATION STATEMENT NO. 333-214395
FORM S-8 REGISTRATION STATEMENT NO. 333-173807

UNDER THE SECURITIES ACT OF 1933
_____________________________________________

ANDEAVOR LOGISTICS LP
(Exact name of registrant as specified in its charter)

Delaware	001-35143	27-4151603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 E. Hardin Street Findlay, Ohio	45840
(Address of principal executive offices)	(Zip Code)
_______________________

Western Refining Logistics, LP 2013 Long-Term Incentive Plan
Tesoro Logistics LP 2011 Long-Term Incentive Plan, as amended and restated
Tesoro Logistics LP 2011 Long-Term Incentive Plan
(Full Title of the Plans)

_______________________
Molly R. Benson
Vice President, Chief Securities, Governance & Compliance Officer and Corporate Secretary
539 South Main Street
Findlay, Ohio 45840-3229 78259
419-422-2121
(Name, address, and telephone number, including area code, of agent for service)

_______________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to the following Registration Statements on Form S-8 (collectively, the "Registration Statements") is being filed to remove from registration securities and plan interests that were registered but unsold under the Registration Statements, if any.

●	Registration Statement No. 333-221229, originally filed with the Securities and Exchange Commission (the "SEC") on October 31, 2017;
●	Registration Statement No. 333-214395, originally filed with the SEC on November 2, 2016; and
●	Registration Statement No. 333-173807, originally filed with the SEC on April 29, 2011.

On July 30, 2019, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 7, 2019, by and among Andeavor Logistics LP, a Delaware limited partnership ("ANDX"), Tesoro Logistics GP, LLC, a Delaware limited liability company and the then general partner of ANDX, MPLX LP, a Delaware limited partnership (“MPLX”), MPLX GP LLC, a Delaware limited liability company and the general partner of MPLX, and MPLX MAX LLC, a Delaware limited liability company and wholly owned subsidiary of MPLX (“Merger Sub”), Merger Sub merged with and into ANDX with ANDX surviving the merger as a wholly owned subsidiary of MPLX (the “Merger”).

As a result of the Merger, any offerings of ANDX securities pursuant to the Registration Statements have been terminated. This Post-Effective Amendment to the Registration Statements is being filed to terminate the effectiveness of the Registration Statements and remove from registration any and all securities previously registered but unsold under the Registration Statements as of the effective time of the Merger. In accordance with undertakings made by the registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, the registrant hereby removes from registration the securities registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Findlay, in the State of Ohio, on July 30, 2019. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Andeavor Logistics LP
By:	Andeavor Logistics GP LLC
Its general partner

By:	/s/ MOLLY R. BENSON
Molly R. Benson
Vice President, Chief Securities, Governance & Compliance Officer and Corporate Secretary